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                                                                   EXHIBIT 99.1

August 25, 2004

FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)


                     ALBERT A. KOCH APPOINTED AS DIRECTOR OF
                            TECUMSEH PRODUCTS COMPANY

Tecumseh, Michigan, August 25, 2004 . . . . Tecumseh Products Company today announced that Albert A. Koch has been appointed to the Board of Directors. His appointment increases Tecumseh's Board of Directors to seven members.

"We are pleased to welcome Al to our Board of Directors," said Todd W. Herrick, Tecumseh's Chairman and Chief Executive Officer. Mr. Herrick further remarked that, "Al brings a significant amount of business and finance knowledge to our Board room."

"I am delighted to have been asked to join the Tecumseh Board of Directors and look forward to helping contribute to Tecumseh's global growth and exploring ways to enhance Tecumseh's presence in the marketplace," said Mr. Koch.

At present, Mr. Koch is a principal with Questor Management Company, a private-equity firm specializing in acquiring underperforming companies, and a principal with AlixPartners, an international corporate turnaround and financial advisory firm.

From June 30, 2003 until July 31, 2004, Mr. Koch served as Chairman, interim President, and Chief Executive Officer of Champion Enterprises, Inc., the world's largest builder of manufactured homes. Prior to that service, Mr. Koch was appointed the interim Chief Financial Officer of Kmart Corporation following its filing for bankruptcy and assisted in its successful reorganization in May 2003.

Mr. Koch is a certified public accountant and was formerly a partner with Ernst & Young. Mr. Koch holds a bachelor's degree in Accounting from Elizabethtown College, Elizabethtown, Pennsylvania.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Contact:    Pat Walsh
            Director of Investor Relations
            Tecumseh Products Company
            (517) 423-8455